EXHIBIT 99
                                                         ----------
NEWS FOR IMMEDIATE RELEASE
November 7, 2001


				WesBanco, Inc.
				1 Bank Plaza
				Wheeling, WV 26003

				And

				American Bancorporation
				Suite 800
                                1025 Main Street
				Wheeling, WV 26003

				For Further Information Contact:
				Paul M. Limbert (304) 234-9206
				President & CEO, WesBanco, Inc.

				Or

				Jeremy C. McCamic
				Chairman of the Board & CEO  (304) 233-5006
				American Bancorporation

                WesBanco, Inc. and American Bancorporation
          Announce First Amendment to Agreement and Plan of Merger

WHEELING, WV - November 6, 2001 - WesBanco, Inc. ("WesBanco") (Nasdaq: WSBC) and American Bancorporation ("American") (Nasdaq: AMBC) jointly announced today the execution of a First Amendment ("Amendment") to the definitive Agreement and Plan of Merger dated February 22, 2001 providing for the merger of American's affiliate, Wheeling National Bank, Wheeling, West Virginia, with and into WesBanco affiliate, WesBanco Bank, Inc. James C. Gardill, Chairman of the Board, and Paul M. Limbert, President & CEO, representing WesBanco and Jeremy C. McCamic, Chairman of the Board & CEO of American, and Paul W. Donahie, Vice Chairman of Wheeling National Bank, made the joint announcement.

Officials of both companies commented that the First Amendment provides for an extension of the final date for the closing of the transaction from December 31, 2001 to March 31, 2002, and extends the expiration of the term to be served by certain American representatives appointed to the boards of WesBanco, Inc. and WesBanco Bank, Inc. to December 31, 2002.

At September 30, 2001, WesBanco had consolidated assets of $2.5 billion, deposits of $1.9 billion, loans of $1.6 billion and shareholders' equity of $259 million. At September 30, 2001,

American had total assets of $694 million, deposits of $484 million, loans of $370 million and shareholders' equity of $47 million.

Under the terms of the Agreement and Plan of Merger, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American common stock outstanding. Under the Agreement, American granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share. The acquisition, which will be accounted for as a purchase transaction, is subject to the approvals of the appropriate banking regulatory authorities and the shareholders of both companies. It is expected that the transaction will be completed late in the first quarter 2002.

The combination of the two banking companies will create a bank with approximately $3.2 billion in total assets and provide banking services in three states. The combination will make WesBanco the second largest bank headquartered in West Virginia and expand the diameter of WesBanco's primary market to more than 150 miles.

WesBanco is a multi-state bank holding company that operates through 59 banking offices in West Virginia and Ohio. WesBanco subsidiaries include:
WesBanco Bank, Inc., WesBanco Securities and WesBanco Insurance Services,
Inc.

Shareholders of WesBanco, American and other interested parties are urged to read the joint proxy statement/prospectus that will be included in the Form S-4 registration statement that WesBanco will file with the SEC in connection with the merger because it will contain important information about WesBanco, American, the merger and other related matters. The joint proxy statement/prospectus will be mailed to each shareholder of WesBanco and American prior to their respective shareholder meetings, neither of which has yet been scheduled. In addition, when the registration statement, which will include the joint proxy statement/prospectus and other related documents is filed by WesBanco with the SEC, it may be obtained for free at the SEC's website at http://www.sec.gov, on the NASDAQ website at http://www.nasdaq.com and from either the WesBanco or American websites at http://www.wesbanco.com or at http://www.wheelingnational.com.

Any questions should be directed to Paul M. Limbert, President & Chief Executive Officer (304) 234-9206 or James C. Gardill, Chairman of the Board
(304) 234-9216 of WesBanco or Jeremy C. McCamic, Chairman of the Board & CEO, or Brent E. Richmond, President (304) 233-5006 of American.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to certain anticipated effects of the proposed merger. The following, among others, could cause the actual results of the merger to differ materially from WesBanco's expectations: regulatory and shareholder approval, changes in economic conditions, interest rates and financial markets, changes in legislation of regulatory requirements and the successful integration of the American consolidation with WesBanco. WesBanco does not assume any duty to update forward-looking statements.